Exhibit 99.2

Premier, Inc.

Fiscal 2025 Q2 Earnings Call Transcript

February 4, 2025, 8:00 a.m. ET

CORPORATE PARTICIPANTS

•	Michael Alkire Premier, Inc. - President, CEO & Director

•	Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

•	Glenn Coleman Premier, Inc. - Chief Administrative and Financial Officer

CONFERENCE CALL PARTICIPANTS

•	Michael Cherny Leerink Partners - Analyst

•	Eric Percher Nephron Research - Analyst

•	Kevin Caliendo UBS Equities - Analyst

•	Eric Coldwell Robert W. Baird & Co., Inc. - Analyst

•	Jessica Tassan Piper Sandler Companies - Analyst

•	Richard Close Canaccord Genuity - Analyst

•	Allen Lutz BofA Global Research - Analyst

•	Bill Sutherland The Benchmark Company LLC - Analyst

PRESENTATION

Operator

Good morning, and welcome to Premier’s fiscal 2025 second quarter conference call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Ben Krasinski, Senior Director, Investor Relations. Please go ahead.

Ben Krasinski Premier, Inc. - Senior Director, Investor Relations

Thank you. and welcome to Premier’s fiscal 2025 second quarter conference call. Our speakers this morning are Mike Alkire, Premier’s President and CEO, and Glenn Coleman, our Chief Administrative and Financial Officer.

Before we get started, I want to remind everyone that our earnings release and the supplemental presentation accompanying this call are available in the Investors section of our website at investors.premierinc.com. Please be advised that management’s remarks today contain certain forward-looking statements such as statements regarding our strategies, plans, prospects, expectations, and future performance and actual results could differ materially from those discussed today.

These forward-looking statements speak as of today, and we undertake no obligation to update them. Factors that might affect future results are discussed in our filings with the SEC, including our most recent Form 10-K and our Form 10-Q for the quarter, which we expect to file soon. We encourage you to review the detailed forward-looking statement and risk factor disclosures in these reports.

Also, during this presentation, we will refer to adjusted and other non-GAAP financial measures, including free cash flow, to evaluate our business. Information on why we use these measures in addition to GAAP financial measures and reconciliations of these measures to our GAAP financial measures are included in our earnings release and in the appendix of the supplemental presentation accompanying this call. Information on our non-GAAP financial measures will also be included in our Form 10-Q for the quarter and our earnings Form 8-K, both of which we expect to file soon.

Now, turning the call over to Mike Alkire.

Michael Alkire Premier, Inc. - President, CEO & Director

Thanks, Ben. Good morning and thank you for joining us for our fiscal 2025 second quarter earnings call. This morning, I’ll spend a few minutes giving you an update on our business strategy and performance, then pass it over to Glenn for a more detailed review of our financials.

As a preview, overall revenue and profitability for the first half of fiscal 2025 were in line with our expectations resulting from better-than-expected results in our Supply Chain Services segment. As a result, we are reaffirming total net revenue guidance and increasing our adjusted earnings per share guidance despite not achieving our objectives in the Performance Services segment.

Overall, the team continues to execute and deliver on our long-term vision of technology-enabling performance improvement and supply chain excellence for healthcare. In the second quarter, we continue to make the progress advancing our strategies and remain committed to our goal of enabling better, smarter and faster healthcare.

In the Supply Chain Services segment, we are excited to announce the successful transition of our digital supply chain strategy beyond the pilot phase marked by the signing of our first agreement with a major partner. This partner is one of many in our pipeline that will leverage our unique clinical and supply chain data sets for innovation across research, development, clinical utilization and supply chain resiliency.

As we have shared previously, the digitization of invoicing and payables for healthcare providers is a critical step towards creating a more transparent and efficient healthcare supply chain. Our strategy encompasses the following key areas. First, we are AI-enabling manual back-office processes for providers and suppliers delivering significant time improvement and cost savings. Second, we are enhancing our data to deliver a comprehensive view of total non-labor healthcare spend to further enable actionable performance improvement insights for providers. Third, we are leveraging our extensive data set to embed evidence-based decision-making into workflows, ensuring the right product is available for the right patient at the right time. And finally, by enhancing supply chain transparency, we are helping the industry anticipate and address potential shortages before they impact patient care.

On the topic of shortages, we are encouraged by the growing demand for Premier’s provider-focused data, market intelligence and expertise in objectively navigating the 503B program, which is a key differentiator for us in the market. As background, suppliers typically rely on the FDA drug shortage list to target which drugs to manufacture, but often lack the actionable insights to act quickly. However, they can leverage our market-leading capabilities to shorten the time it takes to bring new supply to market, providing much needed relief to healthcare providers experiencing shortages.

In the Performance Services segment, we remain confident in our long-term strategy to deliver technology-enabled services that enhance care delivery and optimize total cost of care for providers, payers, and suppliers. We are thrilled to welcome David Zito as our new President of Performance Services. Dave brings an impressive 40 years of healthcare consulting expertise with deep experience and financial turnaround and revenue diversification strategies for providers. His leadership and insights will be invaluable as we continue to innovate and grow. We also continue to strongly believe in the transformative potential of automation and AI-enabled guidance to streamline workflows and enhance satisfaction for providers. This will ultimately lead to better care for patients.

In addition, our pipeline of providers eager to modernize through digitization remains robust. Both Glenn and Dave joined me at the JPMorgan Healthcare Conference last month where we participated in over two dozen meetings with investors, customers, and key prospects. Their feedback was overwhelmingly positive, reinforcing Premier’s ability to harness our healthcare data to drive provider performance improvements and deliver real-world evidence that drives appropriate utilization of the most efficacious products at the right price for the right patients.

I remain confident in our team’s ability to deliver strong results and navigate the dynamic healthcare landscape effectively. With our strategic direction and talented leadership team, we are well positioned for continued success.

With that, I’ll now turn the call over to Glenn.

Glenn Coleman Premier, Inc. - Chief Administrative and Financial Officer

Thanks, Mike. Good morning, everyone. As a reminder, all results discussed during this call reflect continuing operations and do not reflect S2S Global, which was divested on October 1, 2024. I’m also pleased to report that we completed the sale of the network assets of Contigo Health in January of 2025, and we continue to work towards divesting the remaining assets before the end of this fiscal year. As such, actual results for the quarter include contributions from Contigo business. However, we are continuing to exclude the results in our guidance.

Now, turning to second quarter consolidated results. Our second quarter revenue and adjusted EBITDA were below our expectations. However, for the first six months of fiscal year 2025, we are on track with these metrics and ahead of our expectations for adjusted EPS. Net revenue of $240 million for the quarter decreased from the prior year period, driven by a decline in net administrative fees revenue in Supply Chain Services.

In addition, we experienced lower revenue in consulting services and an unfavorable product mix in applied sciences within the Performance Services segment. GAAP net loss from continuing operations of $46 million was mainly due to an impairment charge to goodwill of $127 million related to our data and technology business in the Performance Services segment. This was partially offset by profitability from continuing operations, which included an $18 million cash distribution from one of our minority investments.

Adjusted EBITDA was $50 million, translating to a margin of 20.8% and declined largely due to lower revenue. Adjusted earnings per share was $0.25, and excluding the impact of Contigo Health was $0.27 and in line with our expectations. Adjusted EPS benefited from a lower weighted average share count as a result of the share repurchases under our $1 billion authorization. As of January 2025, we repurchased over 29 million shares of Class A common stock for $600 million.

Turning to segment results, in our Supply Chain Services segment, lower net administrative fees revenue was driven by the expected increase in the aggregate blended fee share to the low 60% level in the quarter. However, gross administrative fees grew as existing members continued to increase penetration of contract spend and as we recruit and onboard new members.

The group of GPO members that were part of the August 2020 restructure represent approximately 70% of our total gross administrative fees. As of December 31, we’ve addressed members representing approximately 69% of this group’s fees, and we expect to address greater than 75% by the end of fiscal year 2025, with the majority of the remainder occurring in fiscal 2026.

In addition, we continue to expect our aggregate blended fee share to be in the low 60% range for the full fiscal year 2025 and that it will likely stabilize in the high 60s once we’ve completed the renewal process. To date, while the increase in our aggregate blended fee share has negatively impacted our year-over-year results, it has been less of a headwind versus our expectations, and as a result, is one of the reasons we’re increasing our revenue guidance for Supply Chain Services.

Also, we experienced growth in other supply chain services revenue, driven by new agreements in our supply chain co-management business where members continue to express interest in leveraging Premier’s expertise to help manage their end-to-end supply chain operations.

Moving to the Performance Services segment, the revenue decline of 19% was due to lower demand in consulting services and product mix in Applied Sciences. In addition, we’ve begun to see a gradual shift in member interest favoring SaaS subscription engagements versus license agreements.

To echo what Mike said, despite these current short-term headwinds and timing-related items, we remain confident in our long-term strategy and under Dave’s leadership, we plan to reinvigorate this business by recruiting new talent with a strong track record of delivering broad-based performance improvement at large health systems, refocusing our solutions and go-to-market strategy around key areas of differentiation, leveraging our performance improvement collaboratives more broadly in the market and extending our unique AI capabilities to new use cases while continuing to further penetrate the market in the areas we already serve.

Shifting to the balance sheet, in the first half of fiscal year 2025, free cash flow of $74 million increased by $33 million from the prior year period. This improvement was largely driven by cash received from the derivative lawsuit settlement and the distribution from a minority investment. These are partially offset by the timing of payments to OMNIA and higher performance-related compensation payments. Cash and cash equivalents totalled $86 million as of December 31, 2024. We ended the quarter with an outstanding balance of $100 million on our $1 billion revolving credit facility, of which $65 million will be paid in January.

With respect to capital deployment, we continue to remain disciplined and focused on taking a balanced approach and returning capital to stockholders in the near term. We completed the $200 million share repurchase in early January of 2025. We also continued to return capital through our quarterly dividend, which totalled $42 million in the first half of fiscal year 2025 and represented a 4% yield in calendar year 2024.

In addition, our Board recently declared a dividend of $0.21 per share payable in March. Our priority in capital deployment will be driving revenue growth through organic investments as well as potential tuck-in acquisitions to differentiate our core offerings in the marketplace.

Turning to guidance, based on actual performance for the first half of fiscal year 2025, which was in line with our overall expectations, and the outlook for the remainder of the year, we are reaffirming the midpoint of our consolidated revenue guidance range, updating the underlying segment expectations, and tightening all ranges.

In Supply Chain Services, we’re increasing the midpoint of our revenue guidance range by $25 million to reflect higher net administrative fees resulting from a favorable blended fee share. In addition, we’ve added new members, including Aspire Health Partners and a recent competitive GPO win. Lastly, we expect the payment in the fourth quarter from a member that entered into a joint venture with another health system, which will require a phased termination of their agreement through fiscal 2028.

In Performance Services, we’re lowering the midpoint of our revenue guidance range by $25 million, resulting from the previously discussed short-term headwinds that we’re experiencing.

In terms of profitability, we are tightening our ranges as well as reaffirming the midpoint of our adjusted EBITDA guidance due to better performance in Supply Chain Services and increasing the midpoint of our adjusted earnings per share guidance by $0.08 to reflect the favorable impact of the $200 million share repurchase completed in early January.

For the second half of the year, we expect our GPO business to have flat to slightly higher net administrative fees in the third quarter as compared to the second quarter. Then in the fourth quarter, we anticipate a sequential increase resulting from the expected member payment and ramping up of new member spend.

In Performance Services, we anticipate our revenue will be more back-end weighted in the fourth quarter. For profitability, we expect adjusted EBITDA and adjusted earnings per share to be slightly more fourth quarter weighted, mainly due to the timing and mix of revenue.

In summary, we remain on track for the year. Supply Chain Services is doing better than expected. We have an action plan to reinvigorate performance services. We believe we have the right strategy and differentiation in the market. And we have a flexible balance sheet and meaningful cash flow that provides us with the ability to continue to grow our business and return value to stockholders.

We appreciate your time today, and now we’ll open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Michael Cherny, Leerink Partners.

Michael Cherny - Leerink Partners - Analyst

Good morning and thanks for taking the question. Maybe just a big picture question for Mike first. Obviously, we had a lot of discussion debate over the weekend and yesterday regarding tariffs, which I know are not off of the radar. What are the discussions that you’re having with your customers now to potentially prepare for a world of tariffs given some of the supply constraints or supply components that come from areas that would be affected by tariffs? And I guess, what can you do or what are you doing proactively now to make sure that your customers have the best purchasing leverage, most opportunity for savings as possible?

Michael Alkire – Premier, Inc. - President, CEO & Director

Thank you, Michael. And I think the number one thing we’ve got to continue to focus on is just continuing to build the resiliency and diversification of the suppliers in the supply chain. So obviously, like you all, I’ve been — we have been following this issue incredibly closely. I mean, it is constantly changing. I’ve read about what’s happened in Canada and what happened in Mexico and the potential of tariffs and maybe not having tariffs.

I think at the end of the day, and you know this, the full impact of the tariffs are going to depend on the countries that have the tariffs. And so we obviously are being very, very focused on trying to understand that. In general, as it relates to us, most of our contracts have firm for the term pricing, which includes protections against taxes and tariffs to help mitigate any short-term impacts on the healthcare providers. So that’s number one.

Number two, and I think, again, as you’ve heard over the years from me, our focus has really been how are we diversifying, not having an overreliance on a country in Southeast Asia, but truly being able to spread some of that, if not most of that production to other countries. We think that by doing that, that it will lessen the potential for tariffs and so there’s a number of things that obviously we’re doing to ensure that the healthcare systems are not impacted truly to ensure we’re providing contracts that are firm for the term and that we’re also creating as much diversification in the supply chain as possible.

Michael Cherny - Leerink Partners - Analyst

Thanks, Mike. I appreciate that given your broad view of the world. And then maybe just as a secondary question on the dynamics behind the net administrative fees. Glenn, you mentioned you came out a little better than you had anticipated to start the year. Obviously, a lot going on with the broad-based recontracting. Can you give us a little sense as to the drivers that led you to that point as we work our way through the finalization of this recontracting effort?

Glenn Coleman – Premier, Inc. - Chief Administrative and Financial Officer

Yes. Thanks for the question, Mike, and overall, we are very happy with the performance of Supply Chain Services. So I want to give you a couple of pieces in addition to the net administrative fees. We continue to see really good growth in our gross administrative fees. So if you remember last quarter, Craig had highlighted this as a positive. So that continued into the second quarter. We actually grew close to 4% overall on the gross administrative fees, which puts us close to 5% year-to-date, and it’s pretty broad-based. If I look at food, pharmacy, diagnostics, medical, surgical, construction, facilities, all categories that were growing. So that was a very positive sign for us.

When we look at the fee share situation, obviously, we’re going through the renegotiation. We’re actually 69% of the way through now, which is also a positive. And I did highlight also that the remainder should pretty much be complete by the end of fiscal 2026. So trying to get these wrapped up by the end of fiscal year 2026. But we’re making good progress. And so far, I would say relative to what we had laid out as a budget in our expectations, we’re seeing some few favorable fee share impacts.

And so those are the key drivers about why we’re confident in terms of raising our numbers for supply chain services coupled with the fact, we’re now going to see some upticks in additional members coming on Board. We talked previously about the big AllSpire win that’s now kicking in January 1, so that’s going to help us here in the back half of the year. And then we also had another new member win that we’re not disclosing the name of the member, but that’s going to help us as well. So on the whole, while the numbers are down year-over-year, things are trending in a positive direction when you look at our Supply Chain Services business.

Operator

Eric Percher, Nephron Research.

Eric Percher - Nephron Research - Analyst

Thanks for the detail, Glenn. I’d like to go a little bit further on that, which is I’m looking out at fiscal year ‘26 and there’s a wide range of guidance. And my concern is that in the commentary around stabilizing in the high 60s, maybe leaving us a little bit ahead of ourselves. Can I ask you, when you look at this year and where you progressed so far, how does that - what’s your expectation as you get into Q3 and Q4?

And then as you step off from that, the high 60s target, how much of that is because you see lower retention falling off and any commentary you can give us on the kind of absolute value we should be looking for in the future versus kind of netting any groups leaving versus the new members you’ve announced?

Glenn Coleman – Premier, Inc. - Chief Administrative and Financial Officer

Yes. Thank you for the question, Eric. I think first and foremost, we do expect to see higher contract penetration on all of our contracts. So as we look at the situation with Supply Chain Services going into next year, I’m encouraged by the momentum we have in terms of our contract penetration. And there’s even some really nice growth areas on the non-acute side, seeing some really good growth in some of the non-acute categories. So that’s encouraging.

On the fee share piece of it, I would just tell you from Q1 to Q2, it’s relatively stable. So we didn’t see a big uptick. I would expect some increase in the fee share as we get into the back half of the year, albeit very modest. And then we’ll have to see where it ends up in fiscal year 2026.

But in my prepared remarks, I did mention we expect it to end in the high 60s and I don’t think our view has changed around that. Is it possible it could be a little bit better given where we are today? It’s possible. But until we get through all the negotiations, I’m going to be careful on setting an expectation that’s anything other than the high 60s for the moment.

Michael Alkire - Premier Inc - President, CEO & Director

And Eric, this is Mike. Just real quickly, we’ve been making some pretty significant investment in the technology enablement of the supply chain and what does that mean? It means that we’re getting really after all of the spend from a technology standpoint. And so having that as the opportunity to continue to build contracts and design models that can drive additional value from an admin fee perspective. We think that, obviously, that’s going to be a very significant tailwind at least to the gross admin fees.

Eric Percher - Nephron Research - Analyst

And to put a fine point on that, you’re saying that high 60s is through addition of opportunity, not through subtraction of lower retention customers.

Michael Alkire – Premier, Inc. - President, CEO & Director

Say that one more time?

Eric Percher - Nephron Research - Analyst

I was saying that it’s coming through addition of - it’s getting to a higher share of the customers you have today, not that you’re seeing the roll-off of lower retention customers.

Glenn Coleman – Premier, Inc. - Chief Administrative and Financial Officer

Yes, I think it’s a fair assessment.

Operator

Kevin Caliendo, UBS.

Kevin Caliendo - UBS Equities - Analyst

Good morning. The Performance Services, Glenn, you mentioned it’s going to be a little bit more fourth quarter weighted. I just want to maybe just understand sort of where the confidence lies in the improvement in that segment. Is it related to the new business win or AllSpire? Or is there just something around the seasonality of that just some comfort around the sort of ramp to get to guidance there?

Glenn Coleman – Premier, Inc. - Chief Administrative and Financial Officer

Yes, sure. And some of my comments is going to play into why Q2 was a soft quarter and why we think the second half of the year is actually going to be stronger. So if I look at the different parts of our Performance Services business, I’ll start off with Applied Sciences.

December is typically a very strong quarter. It’s the biggest quarter usually for Life Sciences companies in the market overall, and we didn’t see that this year. It was a softer market in Q4 calendar year than was typical. And so, we have an actual really strong funnel in Applied Sciences, and we think that we’ll see some of those deals come to fruition in our fiscal Q3 and fiscal Q4. So with a strong funnel, the fact we didn’t see the uptick at the end of the calendar year, we actually feel pretty good about the momentum going into calendar year 2025.

The other thing that we’re seeing in Applied Sciences is a shift in some of these deals that were typically licensed deals where we sell rollout data or customized data moving more towards the data access type engagement, and this is more akin to a subscription model. So we actually have won a couple of deals where the revenue is going to be spread out over multiple periods versus upfront. And so that gives us some confidence that we’ll see some of that come through later this year.

On the enterprise license agreements in our performance improvement technology area, we did see some of these deals shift from our fiscal Q2 into fiscal Q3 and Q4, we actually just closed one of them in the month of January that was supposed to happen last quarter. So some of it is timing around these enterprise license deals and when they get completed.

And obviously, we’re really focusing very hard with Dave’s leadership on building out a significant funnel of new opportunities in new logos and new customers. And so that’s a big focus for us right now to continue to better momentum in the second half of the year. I don’t know, Mike do you have anything?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes, just a couple of other things. Dave has been on Board here for a couple of months now. I will tell you, he has a much stronger focus on really building out our collaborative capability. So it’s something that, historically, Premier has had a very, very significant focus on. And for us, obviously, it’s an opportunity for us to work with health systems help them benchmark against each other, drive improvements, and then also for those that are interested, potentially use more capabilities for Premier, like one on one advisory and those kinds of things. So excited about getting that really refocused around and that’s - again, that’s the collaboratives.

I also think, obviously, with Dave’s background, he’s a very experienced industry veteran. I think his focus is how are we going to continue to build up capability in our advisory business. And that will only help us with the ability to sell additional technologies and additional services and those kinds of things. So really excited to see what happens here over the next couple of months as Dave gets his feet under.

Kevin Caliendo - UBS Equities - Analyst

That’s great. If I could ask a follow-up on the tariffs. I kind of don’t understand how this would all work. If the tariffs were let’s just say, kicked in on February 1, right, can you just sort of take me through how it impacts the channel, like who actually gets impacted as a product that costs $100 would have then cost $125? Like who takes on that responsibility, where does that cost end up from you from a sourcing perspective, the distributor that might have the product, the provider that might have to use that product or the insurer that would have to reimburse the product or the consumer? Like where does that extra money, who gets affected by that? It’s somewhat unclear now.

Michael Alkire - Premier, Inc. - President, CEO & Director

So just look, it depends on how the tariff is actually implemented. So I’m going to answer it with a bit of a comment that sort of covers my answer. So it depends on how the tariff actually gets implemented. That’s number one.

Number two, if a tariff actually gets applied to a product, and you know this, even if there’s political commentary about how we’re going to do a tariff on a country there’s always this subtext of, well, maybe it doesn’t apply to medical devices or medical spend or different things. So you have to really pay attention to the detail of what actually is going to be included in that tariff.

Having said that, a tariff is just like you would think, if there’s a 10% tariff on a product that’s $1, the net product is going to be $1.10 to the consumer, to the seller of that product. And so, for example, if somebody has a product that gets manufactured partially in China, their cost to actually produce that product is going to go up, that commits or amount. That’s the reason that it is really important that we have these firm for term pricing in our agreements so that price as much as possible, as much as possible does not end up with having the health systems, the hospitals and the providers pay for that given that they’re not getting increased reimbursement to cover that cost.

So those contracts do matter in terms of how you contract those. But that’s the best I can give you an answer around just because it’s such a - it’s a volatile sort of situation in terms of what’s really happening and how these things get applied.

Operator

Eric Coldwell, Robert W. Baird.

Eric Coldwell - Robert W. Baird & Co., Inc. - Analyst

Thanks very much. I have two or three, if you don’t mind. First one coming in from an investor and something we were curious about as well. The $17.6 million distribution from the minority investment. Was that OMNIA or something else? And could you talk about its recurring or onetime nature? And then most specifically, is that included in adjusted EBITDA, net income or earnings, there was a little bit of confusion about where the distribution wound up in your adjusted numbers or how it’s embedded in your guidance going forward?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. So that distribution came from one of our minority partners. It did not come from OMNIA. It is really onetime. I say onetime, it could happen every couple of years, but it’s not an annual type distribution. And we did adjust it out of our numbers. So it’s not included in our results.

Eric Coldwell - Robert W. Baird & Co., Inc. - Analyst

Perfect. Thanks very much. And then for me, more specifically, there was a mention of - in the end of the prepared remarks, there was a mention of a member departure that’s going to be phased over multiple years, it sounds. Could you provide any more detail on that and why it’s a multiyear phase out? And then were there onetime payments associated with that departure? Or will there be in the future?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. This is Mike. So a couple of things that obviously, that scenario is still kind of moving around as well. So that partnership that occurred, we are still providing services in there. So that’s the reason you saw that part - that multiyear sort of comment.

Like, for example, there are parts of the portfolio they still want to leverage because they’re the strongest in the industry. And so they want to leverage those as far as long, they can leverage those. So that’s the reason that you’re going to see this over time. And I still think it’s very fluid. So we’re still working through what that looks like. Having said that, yes, there was a onetime contractual - Glenn, go ahead.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

I would just say the onetime payment we haven’t received yet. It’s coming in the fourth quarter.

Eric Coldwell - Robert W. Baird & Co., Inc. - Analyst

How much - Glenn, how much is that payment? And I assume that is embedded in the guidance.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

It’s embedded in the guidance, and we are not disclosing the actual amount of payment. But it’s in the guidance, and it’s one of the reasons why we’re taking our Supply Chain Services number up by $25 million at the midpoint.

Eric Coldwell - Robert W. Baird & Co., Inc. - Analyst

Okay. Thanks very much.

Operator

Jessica Tassan, Piper Sandler.

Jessica Tassan - Piper Sandler Companies - Analyst

Hi, guys. Thank you for taking the questions and congrats on the strong results. I was just hoping to come back to just the firm for the term pricing comments. So can you just be clear on that, does that imply that Premier would be on the hook for tariffs and that the customers or your member organizations would be kind of insulated from pricing pressure? Or is the firm for the term embedded in your supplier contracts that Premier would maintain unchanged price guarantees for whatever period of time?

Michael Alkire - Premier, Inc. - President, CEO & Director

No, good question. No, that is embedded in the contracts. So that’s not something that Premier is on the hook for. That is a - that’s the supplier who provides those products, they are the ones that have to absorb those tariffs, not Premier. And then obviously, if it’s firm for the term, not the health systems as well.

Jessica Tassan - Piper Sandler Companies - Analyst

Got it. That’s really helpful. And then I wanted to ask just kind of in light of the tariff environment, can you comment on the extent to which you think that within gross purchasing volume, you saw any pull forward and then the extent to which guidance kind of contemplates that, that pull forward moderates with or without, moderates in the second half of your fiscal year?

Michael Alkire - Premier, Inc. - President, CEO & Director

I think the answer to that, Jessica, is it’s too early to tell. I will have to get back to you with any specifics if, in fact, we felt any of that. But at this point, I think it’s going to be too early to tell as to whether or not there was any substantial purchasing in light of people worried about a tariff.

Jessica Tassan - Piper Sandler Companies - Analyst

Okay. That’s helpful. And then, I guess, maybe my last one. I think you mentioned just that in your prospecting conversations, the kind of two dozen you had at JPMorgan, you guys were selling SCS digital supply chain services. Can you just remind us like how that is distinct from the initial offering or just what additional kind of wraparounds are provided there that are appealing to prospects?

Michael Alkire - Premier, Inc. - President, CEO & Director

Sure. So I think the number one most appealing opportunity for our supplier partners is really focused around what Glenn was talking about, which is access to the data. And then we do a whole bunch of stuff, we’re like around real-world evidence studies, which is really all about how to ensure that products that are being launched are actually driving the clinical value that they’re supposed to be driving and that there really is true innovation that’s actually happening.

So then when you start to sort of layer in also some of the supply data, it also gives perspective on what’s happening from a cost basis. So are there real-world evidence opportunities that also are having a dramatic impact on the cost associated with the category. So those are some of the nuances of what we’re talking to these suppliers around, but it’s really just combining the two different data cycles, so two different data points.

Jessica Tassan - Piper Sandler Companies - Analyst

Thanks, again.

Operator

Richard Close, Canaccord Genuity.

Richard Close - Canaccord Genuity - Analyst

Yes. Thanks for the question. Just curious to dig in a little bit more on the consulting services. It seems more negative than in the past, commenting on a turnaround here - just if you could just dig in a little bit deeper on that. What exactly is going on in that business? And what are the proposed changes?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. I think I hit it a little bit. I think a couple of things that when - as we refresh the business, I think it’s probably a better way to say that. There’s still a significant need on behalf of the health systems from a performance improvement standpoint, obviously, significant opportunities around helping our health systems deal with issues associated with labor. Obviously, huge opportunities as our health systems are thinking through using advanced technology and the like.

We’re just constantly looking at ways that we could refresh our advisory services capability to bring that additional value to the customer that’s all around performance improvement. What are those things that historically, especially those back-office functions that historically have been manual, are there ways that we can technology-enable those things, are there ways that we can do co-management capabilities to obviously reduce the overall cost for these providers in a time where they’re looking for any way to really reduce those cost curves.

So it’s really all about building up those capabilities and making the appropriate investment in those so that for the long term, we’ve got a robust offering that’s really meeting the needs of the market.

Richard Close - Canaccord Genuity - Analyst

Okay. And then, Glenn, maybe on Applied Sciences, you talked about license going to subscription. Is that the product mix you’re talking about? Or is it something else?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Yes, that’s the product mix.

Richard Close - Canaccord Genuity - Analyst

Okay. And then final question with respect to Contigo, can you talk a little bit about that sale? And then you said there’s some additional assets ongoing? What’s left? Any details there?

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

Sure. So we did sell the network assets of Contigo in January for $15 million. It’s obviously subject to normal working capital adjustments. So we’ve disclosed that in our 10-Q filing. We are still moving forward with selling the third-party administrative aspect of the business and COE or center of excellence. So that’s still in process of being divested. I don’t have an update on that at this point in time.

Richard Close - Canaccord Genuity - Analyst

Thank you.

Operator

Allen Lutz, Bank of America.

Allen Lutz - BofA Global Research - Analyst

Good morning and thanks for taking the questions. One for Glenn. You talked about gross admin fees of about 5% year-to-date. Can you talk about what’s embedded in the updated net admin fee guide as it relates to gross admin fees and then as we think about the utilization in the business in the tail end of calendar ‘24 versus 2025, is there anything different you’re expecting as we flip the calendar year? Thanks.

Glenn Coleman - Premier, Inc. - Chief Administrative and Financial Officer

I think in terms of our guide, we’re being a little bit conservative on our gross admin fees, meaning I’m assuming a slower or a lower number than what we saw in the first half of the year. Not based on anything in terms of what I’m seeing in the business, but more just to be a bit conservative. So there’s an opportunity to potentially overachieve there.

But in the guide, I would say we’ve got a lower number versus the 5% that we generated in the first half of the year. And then, obviously, when we look at kind of the ‘24 versus ‘25 numbers, we do have one time member payment that’s coming in in Q4 of this year.

Allen Lutz - BofA Global Research - Analyst

Great. Thanks.

Operator

Bill Sutherland, The Benchmark Company.

Bill Sutherland - The Benchmark Company LLC - Analyst

Thank you. Hey, good morning, guys. Thinking about the - your sourcing percentages, have you all ever talked about kind of where you stand in terms of the geographies that you’re sourcing from at this point?

Michael Alkire - Premier, Inc. - President, CEO & Director

We don’t get into specifics, but over time, you’ve heard us refer to having an overdependence on one specific country, for example, like China, and that our focus has been to create more diversity in that. And so yes, we don’t get into specific numbers but like, for example, we are very supportive of moving example of production to Malaysia, for example, and isolation gowns to other countries in Southeast Asia and those kinds of things. But it has been a practice of ours for a number of years certainly since COVID to create more diversity in the production of those products. So we will continue to look at all those kinds of things as that’s really important to creating a healthy supply chain.

Bill Sutherland - The Benchmark Company LLC - Analyst

Right. And so, did you even talk as broadly as just AsiaPac, for instance?

Michael Alkire - Premier, Inc. - President, CEO & Director

No. We don’t spend a lot of time - first of all, it moves very, very quickly. Somebody comes up with production of a product, and it could be a large percentage of a category, and then that potentially changes in a couple of years because we’re able to get lower priced product somewhere else. So we’re very thoughtful around how that movement occurs.

I think the most important thing is that we want to make sure we have the capability to truly understand where that production capability is and then helping the suppliers who produce those products through those contract manufacturers point them in the right direction where they could get high-quality products to produce.

Bill Sutherland - The Benchmark Company LLC - Analyst

Okay. And on the firm for term, just wondering, is this a one-year contract typically that - and are these continually being recontracted?

Michael Alkire - Premier, Inc. - President, CEO & Director

Yes. Typically, our contracts as soon as I say this, it won’t be accurate. But typically, our contracts are three-year contracts. But we do have some contracts that are less than that. But for the most part, they’re three-year agreements.

Bill Sutherland - The Benchmark Company LLC - Analyst

Okay. Thanks, Mike.

Operator

This concludes our question-and-answer session and Premier’s fiscal 2025 second quarter conference call. Thank you for attending today’s presentation. You may now disconnect.